UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 8, 2016

WP Glimcher Inc.
(Exact name of Registrant as specified in its Charter)

Indiana	001-36252	046-4323686
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

180 East Broad Street, Columbus, Ohio	43215
(Address of Principal Executive Offices)	(Zip Code)

Registrants’ telephone number, including area code: (614) 621-9000

N/A
(Former name or former address, if changed since last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrants under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 8, 2016 (the “Effective Date”), Washington Prime Group, L.P. (“WPGLP”), a majority-owned subsidiary of WP Glimcher Inc. (the “Registrant” or "WPG") and its affiliate WTM Glimcher, LLC (“WTM” and together with WPGLP, the “Borrowers”) executed a Senior Secured Term Loan Agreement, dated as of the Effective Date (the “Agreement”), for a secured term loan of Sixty-Five Million Dollars ($65,000,000) (the “Loan”) with certain financial institutions as lenders. The initial signatories and parties to the Agreement along with Borrowers are PNC Bank, National Association (“PNC”), U.S. Bank National Association (“U.S. Bank”), and The Huntington National Bank (“Huntington” and together with U.S. Bank and PNC, the “Lenders”). Huntington serves as administrative agent and Huntington along with PNC and U.S. Bank serve as joint lead arrangers and joint bookrunners. PNC and U.S. Bank serve as co-syndication agents. Each of the Lenders under the Agreement provided a proportionate initial commitment for the Loan. The Loan replaces the $60 million mortgage loan secured by Weberstown Mall, a regional shopping center located in Stockton, CA. Proceeds from the Loan were used to repay the aforementioned mortgage loan and for general corporate purposes.

The terms of the Loan provide for a variable interest rate for the Loan which was LIBOR plus 175 basis points on the Effective Date. The Loan has an initial maturity date of June 8, 2018 with three one-year extension options. Each option may be exercised by Borrowers subject to satisfying certain conditions under the Agreement. The Borrowers shall make monthly interest-only payments throughout the term of the Loan. The Borrowers have the right, at their option and from time to time, to prepay the Loan entirely or partially without premium or penalty subject to reimbursing Lenders for certain costs related to specific borrowings under the Agreement.

The Agreement has customary affirmative and negative covenants; including, among others, reporting obligations and limitations on Borrowers’ ability, as applicable, to enter into transactions relating to mergers or consolidations, sales of assets, certain distributions and investments, and incurrence of certain indebtedness and liens. Additionally, Borrowers are required to comply with various financial covenants, including, without limitation, minimum combined debt service coverage ratio and minimum combined equity value, each as set forth in the Agreement. The Agreement also contains standard provisions concerning Loan default and remedies for default that are customary and typical for commercial loan facilities of this nature; including, without limitation, payment defaults, covenant defaults, bankruptcy defaults, judgment defaults, defaults under certain other indebtedness, and changes in control. Lenders’ remedies for uncured defaults include the right to accelerate repayment of all outstanding amounts owed by the Borrowers under the Loan.

In connection with completing the transaction described above, Borrowers paid approximately Two Hundred Twenty-Eight Thousand Dollars ($228,000) in closing and arrangement fees. The Loan is evidenced by the Agreement, certain promissory notes, a collateral assignment of the membership interest in WTM, and an environmental indemnity agreement by WTM and WPGLP. Certain of the Lenders and their respective agents or affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking, commercial banking and other services for the Borrowers and its affiliates, for which they received or will receive customary fees and expenses.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See discussion in Item 1.01.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

WP Glimcher Inc.
(Registrant)

Date: June 13, 2016	By:	/s/ Mark E. Yale
Mark E. Yale Executive Vice President and Chief Financial Officer (Principal Financial Officer)